EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

PRESS RELEASE

First Keystone Financial Announces David M. Takats
Appointed as Senior Vice President and Chief Financial Officer

Media, PA – August 13, 2009 – The Board of Directors of First Keystone Financial, Inc. (the “Company”), headquartered in Media, Pennsylvania, announced the appointment of David M. Takats as Senior Vice President and Chief Financial Officer of both the Company and First Keystone Bank (the “Bank”), the Company’s wholly owned subsidiary, effective August 11, 2009.

Mr. Takats has served as Vice President and Controller of the Company and the Bank from August 2008 to August 2009, as Administrative Vice President and Controller from April 2005 to July 2008, and as Administrative Vice President and Accounting Manager from June 2000 to March 2005.  Prior to joining the Bank, Mr. Takats was a Senior Staff Accountant for Rosenbluth International and the Executive Vice President and Controller of Heaven Sent Couriers, both based in Philadelphia, PA.

“I am very pleased to announce the promotion of David Takats to the position of Chief Financial Officer, and we are excited to have him join our Senior Management Team,” said First Keystone Bank’s President and CEO, Hugh Garchinsky.  “David is a highly capable professional who embraces his new responsibilities. His diligence and confidence are great assets to the Bank, particularly during these challenging economic times.”

Mr. Takats, a resident of Havertown, PA, received his undergraduate degree from the University of Rochester in Rochester, NY.

First Keystone Bank serves its customers from eight full-service offices in Delaware and Chester Counties, Pennsylvania.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company’s and the Bank’s investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:           Carol Walsh
Corporate Secretary
(610) 565-6210

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